Exhibit 10.12

ENDO HEALTH SOLUTIONS INC.

AMENDED AND RESTATED 401(K) RESTORATION PLAN
(Effective April 30, 2012)

Exhibit 10.12

ENDO HEALTH SOLUTIONS INC.
AMENDED AND RESTATED 401(K) RESTORATION PLAN

ARTICLE I INTRODUCTION		4
1.1	Name	4
1.2	Effective Date	4
1.3	Purpose	4
ARTICLE II DEFINITIONS		4
2.1	"Account"	4
2.2	"Administrator"	4
2.3	"Affiliate"	4
2.4	"Base Salary"	4
2.5	"Beneficiary"	5
2.6	"Board"	5
2.7	"Change in Control"	5
2.8	"Code"	5
2.9	"Committee"	5
2.10	"Company"	6
2.11	"Compensation"	6
2.12	"Deemed Investment Option"	6
2.13	"Deferral Limit"	6
2.14	"Eligible Employee"	6
2.15	"Employee Deferral Contribution"	6
2.16	"Enrollment Agreement"	6
2.17	"ERISA"	6
2.18	"Installment Payment"	6
2.19	"Lump Sum Payment"	6
2.20	"Leave of Absence"	6
2.21	"Matching Contribution"	7
2.22	"Participant"	7
2.23	"Payment Date"	7
2.24	"Plan"	7
2.25	"Plan Year"	7
2.26	"Qualified 401(k) Plan"	7
2.27	"Section 409A"	7
2.28	"Separation from Service"	7
2.29	"Specified Employee"	7
2.30	"Unforeseeable Emergency"	8
ARTICLE III PARTICIPATION AND VESTING		8
3.1	Participation	8
3.2	Cessation of Participation	8
3.3	Vesting	8

Exhibit 10.12

ARTICLE IV EMPLOYEE DEFERRAL CONTRIBUTIONS AND MATCHING CONTRIBUTIONS		8
4.1	Employee Deferral Contributions	8
4.2	Newly Eligible Employees	9
4.3	Matching Contributions	9
4.4	Termination as an Active Participant	9
ARTICLE V DISTRIBUTIONS		9
5.1	Distribution Date and Form of Payment	9
5.2	Distributions on Death	10
5.3	Permissible Acceleration of Payments	10
5.4	Distributions on Unforeseeable Emergency	11
5.5	Distribution on Change in Control	11
ARTICLE VI FUNDING AND INVESTMENTS		12
6.1	Plan Unfunded	12
6.2	Establishment of Grantor Trust	12
6.3	Participant's Interest in Plan	12
6.4	Returns on Account	12
6.5	Deemed Investment Options	12
6.6	Changes in Deemed Investment Options	13
6.7	Valuation of Account	13
ARTICLE VII ADMINISTRATION AND INTERPRETATION		13
7.1	Administration	13
7.2	Delegation	13
7.3	Interpretation	13
7.4	Records and Reports	13
7.5	Payment of Expenses	14
7.6	Indemnification for Liability	14
7.7	Claims Procedure	14
7.8	Review Procedure	14
7.9	Incompetency of Participant or Beneficiary	15
7.10	Disclosure to Participants	15
ARTICLE VIII AMENDMENT, TERMINATION AND CONTINUATION		15
8.1	Amendment and Termination	15
8.2	Continuation	15
ARTICLE IX MISCELLANEOUS PROVISIONS		15
9.1	Right of Company to Take Employment Actions	15
9.2	Alienation or Assignment of Benefits	16
9.3	Right to Withhold	16
9.4	Construction	16
9.5	Severability	16
9.6	Headings	16
9.7	Number and Gender	16
9.8	Limitation of Liability	16
9.9	Section 409A	16

Exhibit 10.12

ENDO HEALTH SOLUTIONS INC.
AMENDED AND RESTATED 401(K) RESTORATION PLAN
ARTICLE I
INTRODUCTION
1.1    Name. The name of this Plan is the Endo Health Solutions Inc. Amended and Restated 401(k) Restoration Plan (the "Plan").
1.2    Effective Date. The effective date of this Plan is April 30, 2012.
1.3    Purpose. This Plan is established and maintained by Endo Health Solutions Inc. for the purposes of providing Eligible Employees with the opportunity to defer a portion of their Compensation on a tax-favored basis and to receive Matching Contributions on such deferrals that exceed the limit on salary deferral contributions under Section 402(g) of the Code. Endo intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code and administered as a non-qualified "top-hat" plan exempt from the substantive requirements of ERISA. Endo also intends that the Plan be operated and maintained in accordance with the requirements of Section 409A of the Code and the regulations and guidance thereunder. This Plan replaces the Endo Pharmaceuticals Holdings Inc. 401(k) Restoration Plan effective January 1, 2008, as amended.
ARTICLE II
DEFINITIONS
Whenever the following initially capitalized words and phrases are used in this Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary:
2.1    "Account" shall mean, with respect to each Participant, the value of all notional accounts maintained on behalf of a Participant, whether attributable to Employee Deferral Contributions, Matching Contributions, or any returns on Deemed Investment Options credited thereon as described in Section 6.5.
2.2    "Administrator" shall mean the Compensation Committee of the Board of Directors of the Company, and any successor thereto. In the absence of such committee, the Board of Directors of the Company shall be the Administrator.
2.3    "Affiliate" shall mean any of the subsidiaries or affiliates of the Company, whether or not such entities have adopted the Plan, and any other entity which is a member of a "controlled group of corporations", a "group under common control" or an "affiliated service group" with the Company all as determined under Sections 414(b), (c), (m), or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.
2.4    "Base Salary" means the annual rate of base salary paid by the Company or an Affiliate to a Participant, determined before reduction for compensation deferred pursuant to this Plan or any other plan of deferred compensation maintained by the

Exhibit 10.12

Company or an Affiliate, including but not limited to any such plan maintained in accordance with Code Section 401(k), 125, or 132(f), as determined by the Administrator.
2.5    "Beneficiary" shall mean such person or legal entity as may be designated by a Participant under the Qualified 401(k) Plan to receive benefits hereunder after such Participant's death.
2.6    "Board" shall mean the Board of Directors of Endo.
2.7    "Change in Control" means and shall be deemed to occur upon a Change in Ownership, a Change in Effective Control, or a Change in Ownership of Substantial Assets. For this purpose:
(i)    A "Change in Ownership" means that a person or group acquires more than fifty percent (50%) of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than fifty percent (50%) of the aggregate fair market value or voting power of the Company's capital stock.
(ii)    A "Change in Effective Control" means that (a) a person or group acquires (or has acquired during the immediately preceding twelve (12)-month period ending on the date of the most recent acquisition by such person or group) ownership of the capital stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company, or (b) a majority of the members of the Board of the Company is replaced during any twelve (12)-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.
(iii)    A "Change in Ownership of Substantial Assets" means that any person or group acquires (or has acquired during the immediately preceding twelve (12)-month period ending on the date of the most recent acquisition) assets of the Company with an aggregate gross fair market value of not less than forty percent (40%) of the aggregate gross fair market value of the assets of the Company immediately prior to such acquisition. For this purpose, gross fair market value shall mean the fair value of the affected assets determined without regard to any liabilities associated with such assets.
The Board shall determine whether a Change in Control has occurred hereunder in a manner consistent with the provisions of Code Section 409A and the regulations and applicable guidance promulgated thereunder.
2.8    "Code" shall mean the Internal Revenue Code of 1986, as amended.
2.9    "Committee" shall mean the Compensation Committee (or any successor thereto) or its delegate, or such other committee appointed by the Board to administer the Plan. If no members have been appointed to the Committee, the Board shall act as the Committee.

Exhibit 10.12

2.10    "Company" or "Endo" shall mean Endo Health Solutions Inc.
2.11    "Compensation" shall mean, for each Participant, his or her annual rate of Base Salary for the Plan Year paid to the Participant by the Company, including amounts deferred under this Plan with respect to the Plan Year, and any annual incentive (which, for the avoidance of doubt, includes bonus and/or commission). For purposes of eligibility under Section 2.14 of the Plan, Compensation shall include the annual incentive paid to an individual. For purposes of making Employee Deferral Contributions in accordance with Article IV of the Plan, Compensation shall include the annual incentive earned by an Eligible Employee.
2.12    "Deemed Investment Option" shall mean some or all of the investment options designated by the Committee for purposes of the Qualified 401(k) Plan, as may be changed from time to time. Each Participant shall designate the Deemed Investment Options pursuant to which deemed earnings (or losses) shall be credited to the Participant's Account in accordance with Article VI.
2.13    "Deferral Limit" shall mean the dollar limitation on employee salary deferral contributions in effect under Section 402(g) of the Code with respect to a Plan Year or any limits established by the Plan including limits on includible compensation or amounts that can be allocated.
2.14    "Eligible Employee" shall mean an employee designated by the Committee as eligible to participate in the Plan. Initially, Eligible Employees are limited to Employees whose total annual rate of Base Salary and actual incentive compensation at the time the election is made exceed the indexed limit under Code Section 401(a)(17), as determined by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may establish such other eligibility criteria as it deems desirable from time to time.
2.15    "Employee Deferral Contribution" shall mean that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt of amounts that may have been deferred under the Qualified 401(k) Plan if not for the Deferral Limit.
2.16    "Enrollment Agreement" shall mean the authorization form which an Eligible Employee files with the Committee to make deferrals to the Plan prior to the beginning of the Plan Year to which the Employee Deferral Contributions apply.
2.17    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
2.18    "Installment Payment" means a series of substantially equal annual payments of the Participant's Account paid over a period ranging from two (2) whole years to ten (10) whole years. For purposes of this Plan, each Installment Payment is treated as a single payment.
2.19    "Lump Sum Payment" means a single sum distribution of the entire value of a Participant's Account.

Exhibit 10.12

2.20    "Leave of Absence" shall mean a military, sick, or other bona fide leave of absence provided that such leave does not exceed six months, or if longer, continues so long as the Participant has a right to reemployment with the Company or its Affiliates and there is a reasonable expectation that the Participant will return to such employment. A Leave of Absence is deemed to terminate on the first date immediately following the end of the six-month period, or the date on with the Participant no longer has any right or expectation to return to employment, whichever is later.
2.21    "Matching Contribution" shall mean as such term is defined in the Endo Pharmaceuticals Savings and Investment Plan.
2.22    "Participant" shall mean an individual who is an Eligible Employee and who has not ceased participation in this Plan in accordance with the terms of Article III hereof. In the event of the death or incompetency of a Participant, the term shall mean the Participant's personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant's Account.
2.23    "Payment Date" shall mean the date elected by the Participant for payment(s) from the Participant's Account to commence.
2.24    "Plan" shall mean this Endo Health Solutions Inc. 401(k) Restoration Plan.
2.25    "Plan Year" shall mean the calendar year.
2.26    "Qualified 401(k) Plan" shall mean the Endo Pharmaceuticals Savings and Investment Plan.
2.27    "Section 409A" shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.
2.28    "Separation from Service" shall mean the date the Participant ceases to be an Eligible Employee on account of a voluntary or involuntary termination of employment with the Company and its Affiliates, or on account of retirement or death. Notwithstanding the foregoing, a Separation from Service shall not be deemed to occur so long as the Participant is on a Leave of Absence or the Participant continues to perform services for the Company or an Affiliate at a level in excess of 20% of the level of services performed by the Participant during the 36-month period (or the employee's full period of service if the employee has worked less than 36 months) immediately preceding the date of separation from service.
2.29    "Specified Employee" shall mean a Participant who is determined to be a "specified employee" within the meaning of Section 409A with respect to a Separation from Service occurring in any twelve month period commencing on April 1 based on the employee's compensation with the Company as defined in Section 416(i)(1)(D) of the Code and his or her status at the end of the immediately preceding calendar year. For purposes of the determining if an employee is classified as a Specified Employee, compensation from a nonresident alien's gross income under Treasury Regulation Section 1.415(c)-2(g)(5)(ii)

Exhibit 10.12

on account of the location of the services or the identity of an employer that is not effectively connected with the conduct of a trade or business within the United States shall be excluded.
2.30    "Unforeseeable Emergency" shall mean with respect to a Participant, his or her spouse, dependents (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)) or Beneficiary, a non-reimbursable severe financial hardship attributable to (i) a sudden and unexpected illness or accident or (ii) funeral expenses, and also means with respect to the Participant (i) a property loss due to casualty that is not otherwise covered by insurance, (ii) imminent foreclosure or eviction from the Participant's primary residence, or (iii) a similar extraordinary and unforeseeable circumstance beyond the control of the Participant, as determined by the Administrator. For purposes of this Plan, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.
ARTICLE III
PARTICIPATION AND VESTING
3.1    Participation. Participation in this Plan is limited to Eligible Employees. An individual shall become eligible to elect to make an Employee Deferral Contribution for the first Plan Year immediately following the Plan Year in which he or she becomes an Eligible Employee. A newly Eligible Employee may be eligible to participate after the beginning of the Plan Year in accordance with Section 4.2. An individual shall remain an Eligible Employee each Plan Year thereafter regardless of the individual's Compensation level until Separation from Service or the Committee determines the individual to be no longer eligible to elect to defer.
3.2    Cessation of Participation. A Participant who separates from service with the Company without a benefit under this Plan will cease participation hereunder.
3.3    Vesting. A Participant shall at all times be 100% vested in his or her Employee Deferral Contribution and any earnings, including any rollover contributions. Participant shall vest in his or her Matching Contributions immediately. Those Participants who incurred a Separation from service on or before December 31, 2011 shall remain under the former vesting schedule: 1 year of service required to become 100% vested.
ARTICLE IV
EMPLOYEE DEFERRAL CONTRIBUTIONS AND MATCHING CONTRIBUTIONS
4.1    Employee Deferral Contributions. Effective as of the date of inception of the Plan, and annually thereafter, all Eligible Employees will be offered the opportunity to make an Employee Deferral Contribution with respect to Compensation to be earned in the Plan Year. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee by a date set by the Committee, but in any event prior to the first day of the Plan Year. Pursuant to said Enrollment Agreement, the Eligible Employee shall irrevocably elect, except as provided below, the percentage in whole percentages only by which, as a result of payroll reduction, the Eligible Employee's Compensation to be earned during that Plan Year, after required non-deferrable payroll tax and other authorized or required deductions, will be deferred to the Plan. An Employee Deferral Contribution under the Plan shall not

Exhibit 10.12

exceed any limits on the percentage of Compensation eligible to be deferred under the Qualified 401(k) Plan. Any Employee Deferral Contribution made under this Section 4.1 will be credited to the Participant's Account as soon as administratively practicable.
4.2    Newly Eligible Employees. The Committee, acting on behalf of the Company, may, in its discretion, permit an employee who first becomes an Eligible Employee after the beginning of a Plan Year, and such employee is not and was not otherwise eligible to participate in this or any other nonqualified deferred compensation plan of the Company for the Plan Year that is required to be aggregated with the Plan for purposes of Section 409A, to enroll in the Plan to defer Compensation for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as administratively practicable following the date the employee becomes a Eligible Employee but, in any event, within thirty (30) days after such date. Notwithstanding the foregoing, however, any election by an Eligible Employee, pursuant to this Section, to make an Employee Deferral Contribution shall apply only with respect to Compensation paid for services to be performed after the date on which such Enrollment Agreement is filed. For this purpose, with respect to the Compensation attributable to any annual incentive, the election will be deemed to apply to the portion of the annual incentive paid for services performed after the Enrollment Agreement is filed, provided that this amount will be determined by the total amount of annual incentive for the performance period multiplied by the ratio of the number of days remaining in the performance period for the annual incentive after the Enrollment Agreement is filed over the total number of days in the performance period.
4.3    Matching Contributions. The Company shall match 100% up to the first 6% of an eligible employee’s eligible Compensation that is contributed to the Plan.
4.4    Termination as an Active Participant. An Eligible Employee who ceases as an Eligible Employee shall (i) not be eligible to make any further Employee Deferral Contributions and (ii) shall not be eligible to receive any further Matching Contributions.
ARTICLE V
DISTRIBUTIONS
5.1    Distribution Date and Form of Payment.
(a)    Unless distributed earlier as provided in this Plan, distributions from a Participant's vested Account will commence within sixty days of the Participant's elected Payment Date. If the Participant is classified as a Specified Employee within the meaning of Section 409A at the time the individual terminates his or her employment, then distributions from a Participant's vested Account scheduled to be paid on account of the Participant’s Separation from Service shall not be paid earlier than the date that is at least six months after following the date of such Specified Employee's Separation from Service. Any delayed payments during this six month period shall include any returns on Deemed Investment Options credited thereon as described in Section 6.5.
(b)    Except as otherwise provided under the Plan, a Participant's Account shall be paid as a Lump Sum Payment or an Installment Payment, as elected by the Participant on his or her Election Form.

Exhibit 10.12

(c)    With respect to elections made following the Effective Date, in the absence of Participant’s election as to the form of payment, as permitted under subsection (a), above, a Participant’s vested Account shall be distributed in the form of a Lump Sum Payment within sixty (60) days following the Participant’s Separation from Service.
5.2    Distributions on Death. In the event of a Participant's death before his or her Account has been distributed, distribution(s) shall be made to the Beneficiary selected by the Participant, in a Lump Sum Payment within sixty (60) days after the date of death or, at the discretion of the Administrator (or, if later, after the proper Beneficiary has been identified), at any time during the calendar year in which the death occurs, or if later, up to two and one half (2 ½) months following the date of death. If no Beneficiary designation is in effect at the time of the Participant's death, or if the designated Beneficiary is missing or has predeceased the Participant, distribution shall be made to the Participant's surviving spouse, or if none, to his or her surviving children per stirpes, and if none, to his or her estate.
5.3    Permissible Acceleration of Payments. No acceleration of time or schedule of payments under the Plan shall be permitted except as set forth in this Section 5.3 or as otherwise permitted under the Plan and Code Section 409A(a)(3).
(a)    Right of Offset. If a Participant is indebted to the Employer, then the Administrator, in its discretion, may accelerate a payment hereunder or withhold the amount of such indebtedness from any distribution to be made to the Participant, his or her Beneficiary or both, provided that (i) such debt was incurred in the ordinary course of the employment relationship between the Employer and the Participant, (ii) the entire amount of reduction for a Plan Year does not exceed $5,000, and (iii) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
(b)    Distribution for Taxes. The Plan may accelerate payment of all or part of a Participant's Account to pay or withhold state, local, or foreign tax obligations; taxes imposed under the Federal Insurance Contributions Act or the Railroad Retirement Act; and any related federal income tax thereon, arising from a Participant's participation in the Plan. Such payment of withholding must be limited to the amount necessary to fulfill such tax obligation.
(c)    Small Payment. Notwithstanding any provision of the Plan to the contrary, effective with respect to distributions after February 29, 2012, if the total value of a Participant's Account payable hereunder is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), and the Participant is not entitled to a benefit from any other plan that is required to be aggregated with this Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2), the Administrator may distribute such amount to the Participant or Beneficiary in the form of a Lump Sum Payment within sixty (60) days following the date of such Separation from Service.
(d)    Income Inclusion under 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the plan fails to meet the requirements of Code Section 409A, the Administrator may distribute to Participants the portion of their Accounts that is required to be included in income as a result of such failure.

Exhibit 10.12

5.4    Distributions on Unforeseeable Emergency. In the event of an Unforeseeable Emergency, to the extent necessary to cover the emergency, a Participant may request a distribution of all or any portion of his or her Account. An event shall constitute an Unforeseeable Emergency only if the Administrator or the Board determines it satisfies the conditions of Section 409A. Withdrawals made pursuant to this Section 5.4 shall commence within ten (10) days after the date on which the Administrator approves the Participant's request for withdrawal.
5.5    Distribution on Change in Control. Notwithstanding any provision of the Plan or the Participant's election form to the contrary, a Participant who incurs a Separation from Service within the two (2) year period immediately following a Change in Control shall receive a Lump Sum Payment of his or her Account within sixty (60) days following the date of such Separation from Service.

Exhibit 10.12

ARTICLE VI
FUNDING AND INVESTMENTS
6.1    Plan Unfunded. This Plan shall be unfunded and no trust is created by this Plan. There will be no funding of any amounts to be paid pursuant to this Plan; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts from which benefits due under this Plan may be paid in certain instances. All benefits shall be paid from the general assets of the Company and a Participant (or his or her Beneficiary) shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder. This Plan constitutes a mere promise by the Company to make benefit payments in the future.
6.2    Establishment of Grantor Trust. Within fifteen (15) days following a Change in Control, the Company shall establish under the Plan a grantor trust that meet the requirements of IRS Revenue Procedure 92-64, and shall transfer assets to such trust in amounts sufficient to fully fund the Plan's aggregate liability with respect to the Accounts under the Plan on and after the date of the Change in Control.
6.3    Participant's Interest in Plan. A Participant has an interest only in the benefits to be paid pursuant to this Plan. A Participant has no rights or interests in any specific funds, stock or securities. Nothing in this Plan shall be interpreted as a guaranty that any funds in a grantor trust or the assets of the Company will be sufficient to pay any such benefit.
6.4    Returns on Account. A Participant's Account shall be credited with returns in accordance with the Deemed Investment Options elected by the Participant from time to time; provided, however, that if the Participant does not affirmatively elect a Deemed Investment Option, until the Participant makes an affirmative election as to the Deemed Investment Options under the Plan, the Participant will be deemed to have elected the default investment option that the Committee has designated for this purpose. The rate of return, positive or negative, credited under each Deemed Investment Option is based upon the actual investment performance of the investment fund(s) designated by the Committee from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges.
6.5    Deemed Investment Options. The Deemed Investment Options available under the Plan shall consist of those funds that the Committee has designated as of the Effective Date as the Deemed Investment Options under the Plan which shall consist of some or all of the investment options available under the Qualified 401(k) Plan as the Committee determines; provided, however, the Committee reserves the right, on a prospective basis, to add or delete Deemed Investment Options. Notwithstanding that the rates of return credited to Participants' Accounts under the Deemed Investment Options are based upon the actual performance of the investment funds designated by the Committee, Endo shall not be obligated to invest any Employee Deferral Contributions or Matching Contributions under this Plan, or any other amounts, in such portfolios or in any other investment funds.

Exhibit 10.12

6.6    Changes in Deemed Investment Options. A Participant may change the Deemed Investment Options to which the Participant's Account are deemed to be allocated on such basis as determined by the Committee in its sole discretion. Each such change may include (a) reallocation of the Participant's existing Account in whole percentages of not less than one percent, and/or (b) change in investment allocation of amounts to be credited to the Participant's Account in the future, as the Participant may elect.
6.7    Valuation of Account. The value of a Participant's Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 6.5 through the day preceding such date, less the amounts theretofore deducted from such Account.
ARTICLE VII
ADMINISTRATION AND INTERPRETATION
7.1    Administration. The Administrator shall be in charge of the overall operation and administration of this Plan. The Administrator has, to the extent appropriate and in addition to the powers described elsewhere in this Plan, full discretionary authority to construe and interpret the terms and provisions of the Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Company and/or its Affiliates; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan.
7.2    Delegation. The Administrator may delegate specific responsibilities to other persons or entities as the Administrator shall determine. The Administrator may authorize one or more of its number, or any agent, to execute or deliver any instrument or to make any payment in its behalf. The Administrator may employ and rely on the advice of counsel, accountants, and such other persons as may be necessary in administering the Plan.
7.3    Interpretation. Except as otherwise provided herein, the terms and conditions of the Qualified 401(k) Plan shall apply and benefits payable under the Plan shall be in accordance with the terms and conditions of the Qualified 401(k) Plan. Nothing in this Plan shall be interpreted or operated in a manner that may affect the terms and provisions of any Qualified 401(k) Plan. The Administrator may take any action, correct any defect, supply any omission or reconcile any inconsistency in this Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry this Plan into effect or to carry out the Company's purposes in adopting this Plan. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company or the Administrator arising out of or in connection with the Plan, shall be within the absolute discretion of each of them, and shall be final, binding and conclusive on the Company, all Participants and Beneficiaries and their respective heirs, executors, administrators, successors and assigns. The Administrator's determinations hereunder need not be uniform, and may be made selectively among Eligible Employees, whether or not they are similarly situated.
7.4    Records and Reports. The Administrator shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their

Exhibit 10.12

rights under this Plan. The Administrator shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available.
7.5    Payment of Expenses. The Company shall bear all expenses incurred by the Administrator in administering this Plan. If a claim or dispute arises concerning the rights of a Participant or Beneficiary to benefits under this Plan, regardless of the party by whom such claim or dispute is initiated, the Company shall, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Participant or by anyone claiming under or through the Participant (such person being hereinafter referred to as the "Participant's Claimant"), in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling of such claim or dispute; provided, that:
(a)    The Participant or the Participant's Claimant shall repay to the Company any such expenses theretofore paid or advanced by the Company if and to the extent that the party disputing the Participant's rights obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, and it is determined by the court that such expenses were not incurred by the Participant or the Participant's Claimant while acting in good faith; provided further, that
(b)    In the case of any claim or dispute initiated by a Participant or the Participant's Claimant, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Plan, to the Administrator within two (2) years after the occurrence of the event giving rise to such claim or dispute.
7.6    Indemnification for Liability. The Company shall indemnify the Administrator and the employees of the Company to whom the Administrator delegates duties under this Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with this Plan, unless the same is determined to be due to gross negligence or willful misconduct.
7.7    Claims Procedure. If a claim for benefits or for participation under this Plan is denied in whole or in part, a Participant will receive written notification. The notification will include specific reasons for the denial, specific reference to pertinent provisions of this Plan, a description of any additional material or information necessary to process the claim and why such material or information is necessary, and an explanation of the claims review procedure.
7.8    Review Procedure. Within ninety (90) days after the claim is denied, a Participant (or his or her duly authorized representative) may file a written request with the Administrator for a review of his or her denied claim. The Participant may review pertinent documents that were used in processing his or her claim, submit pertinent documents, and address issues and comments in writing to the Administrator. The Administrator will notify the Participant of his or her final decision in writing. In his or her response, the Administrator will explain the reason for the decision, with specific references to pertinent Plan provisions on which the decision was based.

Exhibit 10.12

7.9    Incompetency of Participant or Beneficiary. The Company may from time to time establish rules and procedures which it determined to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that the individual is declared incompetent and a conservator or other person legally charged with such individual's care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual's benefits to such conservator, person legally charged with such individual's care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and this Plan for such individual.
7.10    Disclosure to Participants. Each Participant shall receive a copy of this Plan and the Company will make available for inspection by any Participant or designated Beneficiary a copy of the rules and regulations used by the Company in administering this Plan.
ARTICLE VIII
AMENDMENT, TERMINATION AND CONTINUATION
8.1    Amendment and Termination. Each of the Board and the Administrator shall have the right, at any time, to amend or terminate this Plan in whole or in part. The Company, upon review of the effectiveness of this Plan, may at any time recommend amendments to, or termination of, the Plan to the Board or the Administrator. The Board and the Administrator reserve the right, in their sole discretion, to completely terminate this Plan at any time. If the Plan is completely terminated or discontinued with respect to future benefit accruals, benefits accrued shall be distributed in accordance with Article V and may not be accelerated to provide for an earlier commencement date. Notwithstanding the foregoing, any amendment or termination of the Plan shall comply with the requirements of Section 409A.
8.2    Continuation. This Plan may be continued after a sale of the assets of the Company or a merger or consolidation of the Company into or with another corporation or entity if and to the extent that the transferee, purchaser or successor entity agrees to continue this Plan. If the transferee, purchaser or successor entity does not continue this Plan, then the Plan shall be terminated in accordance with the provisions of Section 8.1 of this Article VIII.
ARTICLE IX
MISCELLANEOUS PROVISIONS
9.1    Right of Company to Take Employment Actions. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Company (including its Affiliates) and any Eligible Employee, nor to be a consideration for, nor an inducement or condition of, the employment of any person. Nothing herein contained, or any action taken hereunder, shall be deemed to give any Eligible Employee the right to be retained in the employ of the Company or its Affiliates or to interfere with the right of the Company or its Affiliates to discharge any Eligible Employee at any time, nor shall it be deemed to give to the Company or its Affiliates the right to require the Eligible Employee to remain in the employ of the Company or any of its Affiliates, nor shall it

Exhibit 10.12

interfere with the Eligible Employee's right to terminate his or her employment at any time. Nothing in this Plan shall prevent the Company or any Affiliate from amending, modifying, or terminating any other benefit plan.
9.2    Alienation or Assignment of Benefits. A Participant's rights and interest under this Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant's rights to benefit payments under this Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary.
9.3    Right to Withhold. To the extent required by law in effect at the time a distribution is made from this Plan, the Company, its Affiliates or the agents of the foregoing shall have the right to withhold or deduct from any benefit payments any taxes required to be withheld by federal, state or local governments.
9.4    Construction. All legal questions pertaining to this Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, to the extent such laws are not superseded by the Internal Revenue Code of 1986, as amended, Employee Retirement Income Security Act of 1974, as amended, or any successor, replacement or other applicable federal law.
9.5    Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
9.6    Headings. The headings of the Articles and Sections of this Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.
9.7    Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.
9.8    Limitation of Liability. Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with this Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such agent of the Company.
9.9    Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A, and shall be administered in accordance with Section 409A to the extent Section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, elections to defer Compensation, as applicable, to the Plan, and distributions from the Plan, may only be made in a manner and upon an event permitted by Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy the

Exhibit 10.12

requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.
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